EXHIBIT 99.1

FOR IMMEDIATE RELEASE                   Contact:   Anna White Lovely
                                                   Select Comfort Corporation
                                                   763-551-7460
                                                   anna.lovely@selectcomfort.com

             SELECT COMFORT APPOINTS J. DOUGLAS COLLIER SENIOR VICE
                      PRESIDENT AND CHIEF MARKETING OFFICER

MINNEAPOLIS - (June 13, 2005) - Select Comfort Corporation (NASDAQ: SCSS), the nation's leading bed retailer and creator of the Sleep Number(R) bed, today announced the appointment of J. Douglas Collier as senior vice president and chief marketing officer, effective July 1.

Collier joins Select Comfort from La-Z-Boy, Inc., where he most recently was Chief Marketing Officer and Vice President, Marketing and Furniture Galleries Development. At La-Z-Boy, he was responsible for the broadening of the La-Z-Boy brand and stimulating new growth through marketing and product initiatives, including the launch of the Todd Oldham by La-Z-Boy Collection. Collier also has significant experience with retail management and marketing through his leadership of all La-Z-Boy Furniture Galleries marketing and development activities.

"Select Comfort is at an exciting stage in the marketing and development of the Sleep Number bed, growing our market share and solidifying our position as the nation's leading bed retailer," said Bill McLaughlin, chairman and CEO, Select Comfort. "Doug's leadership in the marketing and development of consumer durable products and experience in the retail field will ensure we continue building brand awareness and providing the best product for our customers. His success building high performance teams, and in boldly and strategically re-launching and expanding strong brands, in the U.S. and internationally, will support Select Comfort's plan for long-term growth."

Collier began his career with GE Canada in product management and marketing and moved to Whirlpool where he had responsibility for Business Development and Process Improvement and gained international product management experience with Whirlpool Europe. He held marketing, international and general management roles with Iomega

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Corporation and Nibco Inc., prior to joining La-Z-Boy in 2002.
Collier is originally from Canada and received his MBA at the University of Toronto.

ABOUT SELECT COMFORT

Founded in 1987, Select Comfort Corporation is the nation's leading bed retailer(1), holding 32 U.S. issued or pending patents for its personalized sleep products. The company designs, manufactures and markets a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number(R) bed, as well as foundations and sleep accessories. Select Comfort's products are sold through its 367 retail stores located nationwide; through selected bedding retailers; through its national direct marketing operations; and on the Internet at www.selectcomfort.com.

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(1)  Top 25 Bedding Retailers, Furniture Today, May 23, 2005